MERGER AGREEMENT

This MERGER AGREEMENT (the “Agreement”) is made as of March 26, 2007 by and among Onstream Media Corporation (“Onstream”), a Florida corporation; Infinite Conferencing Inc., a Florida corporation wholly owned by Onstream (the “Merger Sub”); Infinite Conferencing, LLC (the “Company”), a Georgia limited liability company; Keith Maddox (“Maddox”), Deborah Jackson (“Jackson”), (Maddox and Jackson are referred to as the “Principal Members” and each individually as a “Principal Member”), Omar Maratouk (“Maratouk”), Joe Buz (“Buz”), Richard Carlston (“Carlston”), Michelle Barnes (“Barnes”) and David Kott ("Kott") (together with the Principal Members, Maratouk, Buz, Carlston and Barnes are referred to as the “Members” and each individually as a “Member” ).

RECITALS

A. Onstream wishes to acquire all of the outstanding Membership Interests of the Company from the Members.

B. Onstream has caused the formation of Merger Sub for the purpose of accomplishing a triangular merger with the Company.

C. The parties have determined that it is in their respective best interests to merge the Company with and into Merger Sub (the “Merger”) and to undertake such other actions described herein, all on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I.

THE MERGER

In connection with the Merger, the respective boards of directors of Onstream and the Merger Sub, and all the Members of the Company, have, by resolutions duly adopted, approved the following provisions of this Article I as the plan of merger required by the applicable provisions of the Florida Corporate and LLC Law ("Florida Corporate Law"). Georgia Corporate and LLC Laws (the “Georgia Corporate Law”):

1.1  The Merger. At the Effective Time (as defined in Section 1.3), in accordance with this Agreement and the Georgia Corporate Law and Florida Corporate Law, the Company shall be merged with and into Merger Sub, the separate existence of the Company (except as such existence may be continued by operation of law) shall cease, and Merger Sub shall continue as the surviving corporation under the corporate name it possesses immediately prior to the Effective Time. Merger Sub, in its capacity as the corporation surviving the Merger, sometimes is referred to herein as the “Surviving Corporation.”

1.2  Effect of the Merger. The Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of Merger Sub and the Company (collectively, the “Constituent Entities”); all property, real, personal and mixed, and all accounts payable arising in the ordinary course of business and accrued expenses due on whatever account, and all debts, liabilities and duties due to each of the Constituent Entities shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the Surviving Corporation shall be responsible and liable for all liabilities and obligations of each of the Constituent Entities, in each case in accordance with the Corporate Law.

1.3  Consummation of the Merger. As soon as is practicable after the satisfaction or waiver of the conditions set forth in Article VII, and in no event later than seven (7) business days after such satisfaction of waiver, the parties hereto will cause a certificate of merger relating to the Merger to be delivered to the Secretary of State of the States of Georgia and Florida in accordance with the Georgia Corporate Law and Florida Corporate Law. The Merger shall be effective at such time as such certificate of merger is duly filed with the Secretary of State of the States of Georgia and Florida. The date and time when the Merger shall become effective is referred to as the “Effective Time.”

1.4  Certificate of Incorporation and Bylaws; Directors and Officers. The Certificate of Incorporation and Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation immediately after the Effective Time and shall thereafter continue to be its Certificate of Incorporation and Bylaws until amended as provided therein and under the Corporate Law. The directors of Merger Sub holding office immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time. The officers of Merger Sub holding office immediately prior to the Effective Time shall be the officers (holding the same offices as they held with the Merger Sub) of the Surviving Corporation immediately after the Effective Time.

1.5  Conversion of Securities; Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of the Merger Sub, the Company or the holders of any of the following securities:

(a)  All of the Membership Interests of the Company (the “Company Interests”) issued and outstanding immediately prior to the Effective Time shall automatically be canceled and extinguished and converted into and become a right to receive the Merger Consideration.

(b)  The “Merger Consideration” shall mean $18,000,000 consisting of (i) $14,000,00 in cash payable to the Members as set forth on Schedule 1.5(b)(i) and (ii) $4,000,000 in restricted shares (the “Merger Shares”) of common stock, par value $.0001 per share, of Onstream (the “Onstream Common Stock”), the number of which shall be determined in accordance with Section 1.6 below, payable to the Principal Members as set forth on Schedule 1.5(b)(ii).

(c)  The number of Merger Shares shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Onstream Common Stock), reorganization, recapitalization or other like change with respect to Onstream Common Stock occurring after the commencement of the Pricing Period (as defined below).

(d)  Each Company option or warrant issued outstanding immediately prior to the Effective Time shall be cancelled and none shall be outstanding prior to the Effective Time.

(e)  Each share of common stock of Merger Sub issued and outstanding immediately prior to Effective Time shall remain outstanding.

1.6  Number and Issue Price of Merger Shares. The number of Merger Shares that will be issued and the issue price (the "Issue Price") shall be determined based on the average closing price of Onstream's Common Stock on the NASDAQ Capital Market for the thirty (30) trading days (the "Pricing Period") immediately preceding the date of the public announcement by Onstream of this Agreement or any of the transactions contemplated hereby.

1.7  Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement shall occur as soon as each of the conditions to Closing contained in Article VII are fulfilled or waived at the offices of Arnstein & Lehr LLP, 200 East Las Olas Boulevard, Suite 1700, Fort Lauderdale, Florida 33301 or at such other place or at such other time as the parties may mutually agree upon.

1.8  Delivery of Certificates. At the Closing, Onstream shall deliver to each of the Principal Members, a legended stock certificate representing all of the Merger Shares to which such Principal Member is entitled to pursuant to Schedule 1.5(b)(ii) of this Agreement containing the legend set forth on Schedule 1.8(a).

1.9  Cash Payment. Onstream agrees to pay the cash portion of the purchase price at the Closing by wire transfer or delivery of other immediately available funds.

1.10  Treatment of Net Cash and Excess Working Capital of the Company. Immediately prior to the Closing, the Members shall cause the Company to distribute to the Members, in proportion to their respective holdings of Membership Interests, an aggregate amount equal to the total of cash balances; provided however, that the amount so distributed shall be limited, if applicable, to an amount such that, following such distribution, net current liabilities shall not exceed net current assets. Moreover, the Merger Consideration shall be increased by the amount by which the value of Accounts Receivable as of the Closing exceeds the average value of Accounts Receivable as of the last business day of the six calendar months immediately preceding the Closing and shall be payable on the ninety-first (91st) day following the Closing; provided, however, that such additional Merger Consideration shall be limited to the amount actually collected, in the ordinary course of its business, by the Company against such Accounts Receivable during the ninety (90) days following the Closing.

1.11  Taking of Necessary Action; Further Action. Onstream and the Merger Sub, on the one hand, and the Company and the Members, on the other hand, shall use all reasonable efforts to take all such actions (including without limitation actions to cause the satisfaction of the conditions of the other to effect the Merger) as may be necessary or appropriate in order to effectuate the Merger as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full possession of all the rights, privileges, immunities and franchises of the Constituent Entities, or fully subject the Surviving Corporation to all debts and obligations of the Constituent Entities, the officers and directors of the Surviving Corporation are fully authorized in the name of the Constituent Entities or otherwise to take, and shall take, all such actions.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF ONSTREAM AND THE MERGER SUB

Onstream and the Merger Sub hereby represent and warrant to the Company and the Members that, as of the date hereof, and again at the Effective Time:

2.1  Organization and Qualification. Each of Onstream and the Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has the requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted in every jurisdiction where the failure to do so would have a material adverse effect on its assets, financial condition, operating results, customer, employee, supplier or franchise relations, business condition or prospects, or financing arrangements. The copies of the Articles of Incorporation and Bylaws of Onstream previously furnished to the Company and the Principal Members, and the Articles of Incorporation and Bylaws of Merger Sub attached as Schedule 2.1 hereto, reflect all amendments thereto and are correct and complete.

2.2  Authority Relative to This Agreement. Each of Onstream and the Merger Sub has the requisite corporate power and authority to enter into this Agreement and the other agreements referred to herein (the “Ancillary Agreements”) and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements by Onstream and the Merger Sub and the consummation by Onstream and the Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by Onstream and the Merger Sub, and no other corporate proceedings, including, without limitation, any authorization by the shareholders of Onstream, on the part of Onstream or the Merger Sub are necessary to authorize this Agreement, the Ancillary Agreements or such transactions. This Agreement and the Ancillary Agreements have each been duly executed and delivered by Onstream and the Merger Sub and each such agreement constitutes a valid and binding obligation of each such entity, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to the enforcement of creditors’ rights generally and by general principles of equity. Neither Onstream nor the Merger Sub is subject to, or obligated under, any provision of (a) its Articles of Incorporation, or its Bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or (d) any law, regulation, order, judgment or decree, which would be breached, or violated, or in respect of which a right of termination or acceleration would arise or any encumbrance on any of its or any of its subsidiaries’ assets would be created, by its execution, delivery and performance of this Agreement or Ancillary Agreements and the consummation by it of the transactions contemplated hereby and thereby. Except for such filings to be made pursuant to Corporate Law in order to effect the Merger, NASDAQ rules and federal and state securities laws, which Onstream agrees to make, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of Onstream or the Merger Sub for the consummation by Onstream and the Merger Sub of the transactions contemplated by this Agreement and the Ancillary Agreements.

2.3  No Material Adverse Changes. Except as set forth on Schedule 2.3, there has not been any material adverse change in the assets, financial condition, operating results, customer, employee, supplier or franchise relations, business condition, or financing arrangements of Onstream since December 31, 2006.

2.4  Validity of Stock. The Merger Shares, when issued, shall: (i) be duly authorized, validly issued, fully paid and non-assessable and free of liens and encumbrances created by any person other than the Members, and (ii) be free and clear of any transfer restrictions, liens and encumbrances except for restrictions on transfer under the Securities Act of 1933, as amended (the “Securities Act”).

2.5  Listing of Onstream Common Stock. The Onstream Common Stock is listed for trading on the NASDAQ Capital Market and (i) Onstream and the Onstream Common Stock meet the criteria for continued listing and trading on NASDAQ; (ii) Since December 31, 2006, Onstream has not been notified by NASDAQ of any failure or potential failure to meet the criteria for continued listing and trading on NASDAQ and (iii) no suspension of trading in the Onstream Common Stock is in effect.

2.6  Capitalization. The authorized equity capitalization of Onstream consists of 75,000,000 shares of Onstream Common Stock and 5,000,000 shares of Preferred Stock, 700,000 of which have been designated Series A-10. As of the date hereof, 33,457,415 shares of Onstream Common Stock and 252,059 shares of Series A-10 Preferred Stock are issued and outstanding, all of which shares are validly issued, fully paid and non-assessable. Except as disclosed in Schedule 2.6 or in any Onstream Business Report (defined in Section 2.7), there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating Onstream to issue or sell any shares of capital stock of Onstream or securities or obligations of any kind convertible into or exchangeable for any shares of capital stock of Onstream or of any other corporation, nor are there any stock appreciation, phantom stock or similar rights outstanding based upon the book value or any other attribute of Onstream. No holders of outstanding shares of Onstream Common Stock are entitled to any preemptive or other similar rights.

2.7  Financial Statements and SEC Filings. All filings made with the Securities and Exchange Commission (the "SEC") from and after September 30, 2005, are available on the SEC's EDGAR database. Onstream will also make available to the Members, on or before the Effective Time, any reports which are filed with the SEC after the date hereof and any other reports sent generally to its shareholders after the date hereof, but not required to be filed with the SEC. (All such reports are collectively referred to hereinafter as the “Onstream Business Reports”; and the financial statements, including the notes thereto, contained in the Onstream Business Reports are collectively referred to hereinafter as the “Onstream Financial Statements.”) Since September 30, 2005, Onstream has duly filed all reports required to be filed by it with the SEC under the Securities Act and the Securities Exchange Act of 1934, as amended, and except as set forth on Schedule 2.7, no such report, nor any report sent to Onstream’s shareholders generally at the date it was filed or sent, contained any untrue statement of material fact or omitted to state any material fact required to be stated therein or necessary to make the statements in such report, in light of the circumstances under which they were made, not misleading. The Onstream Financial Statements included in the Onstream Business Reports were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved and present fairly the consolidated financial position, results of operations, and cash flows of Onstream and its consolidated subsidiaries as of the dates and for the periods indicated therein, subject, in the case of unaudited interim statements, to normal year-end accounting adjustments and the absence of complete footnote disclosure.

2.8  Absence of Undisclosed Liabilities. Except as and to the extent stated in the Onstream Financial Statements or the Onstream Business Reports or on Schedule 2.8, Onstream does not have any material liabilities or obligations (whether accrued, absolute, contingent, unliquidated, known, or otherwise), other than (i) liabilities incurred in the ordinary course of business and (ii) obligations under contracts and commitments incurred in the ordinary course of business, which, in both subsections (i) and (ii), individually or in the aggregate, are not material to the financial condition or operating results of Onstream.

2.9  Litigation. Except as set forth in Schedule 2.9 or in the Onstream Business Reports, there are no material actions, suits, proceedings, orders or investigations pending or to Onstream's knowledge, threatened against Onstream, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and there is no basis known to Onstream for any of the foregoing.

2.10  No Commissions. Except as set forth in Schedule 2.10, Onstream has not incurred any obligation for any finder’s or broker’s or agent’s fees or commissions or similar compensation in connection with the transactions contemplated hereby.

2.11  No Liabilities of Merger Sub. Except for its obligations under this Agreement, the Merger Sub is not subject to any liabilities, obligations or claims, whether absolute or contingent, liquidated or unliquidated, known or unknown. The Merger Sub was formed solely for the purpose of consummating the transactions contemplated by this Agreement and has not engaged in any business or other activities for any other purpose.

2.12  Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of Onstream or the Merger Sub is required in connection with the consummation of the transactions contemplated by this Agreement except the filing of the Certificate of Merger with the Secretary of States of Georgia and Florida SEC, filings on Form 8-K and the filing of the registration statement for the Shares.

2.13  Disclosure. Neither this Agreement nor any of the exhibits or Onstream schedules hereto contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading, and there is no fact which has not been disclosed to the Members which materially affects adversely or could reasonably be anticipated to materially affect adversely the business, including the operating results, assets, customer, supplier or employee relations and business prospects, of Onstream.

2.14  Financial Matters. Onstream has the financial capacity to perform its obligations contemplated by this Agreement and the Ancillary Agreements. Onstream has entered into equity subscription agreements, which will close prior to or contemporaneously with the Closing hereunder, the proceeds of which, combined with available cash, will be sufficient to pay the cash portion of the Merger Consideration. The subscription agreements do not contain any contingencies to funding other than the closing of this acquisition.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company and each of the Principal Members hereby jointly and severally represent and warrant to Onstream and Merger Sub that, as of the date hereof and again at the Effective Time:

3.1  Organization and Qualification. The Company is a limited liability duly organized, validly existing and in good standing under the laws of the State of Georgia, and has the requisite power and authority to own and operate its properties and to carry on its business as now conducted. The Company is duly qualified to do business in every jurisdiction where the failure to do so would have a material adverse change in its assets, financial condition, operating results, customer, employee, supplier or franchise relations, business condition, or financing arrangements. The copies of the Company’s Articles of Organization and Operating Agreement which have been furnished by the Company to Onstream prior to the date of this Agreement reflect all amendments made thereto and are correct and complete.

3.2  Authority Relative to this Agreement. The Company has the requisite power and authority to enter into this Agreement and the Ancillary Agreements and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized and approved by all the Members of the Company (no one of which has any dissenters or other similar rights), and no other proceedings on the part of the Company are necessary to authorize this Agreement and such transactions. This Agreement and the Ancillary Agreements have been duly executed and delivered by the Company and constitute a valid and binding obligation of the Company, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to the enforcement of creditors’ rights generally and by general principles of equity. Except as set forth on Schedule 3.2, the Company is not subject to, or obligated under, any provision of (a) its Articles of Organization and Operating Agreement, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or (d) any law, regulation, order, judgment or decree, which would be breached or violated, or in respect of which a right of termination or acceleration would arise or any encumbrance on any of its assets would be created, by its execution, delivery and performance of this Agreement or Ancillary Agreements and the consummation by it of the transactions contemplated hereby. Except for such filings to be made pursuant to Georgia and Florida Corporate Law in order to effect the Merger, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of the Company for the consummation by the Company of the transactions contemplated by this Agreement.

3.3  Capitalization and Voting Rights. All outstanding Membership Interests of the Company are owned by the Members and in the numbers specified on Schedule 3.3. There are not outstanding any options, warrants, rights (including conversion, preemptive rights or other similar rights) agreements or commitments of any kind for the purchase or acquisition from the Company of any Membership Interests. All of the Membership Interests have been duly authorized and validly issued and are fully paid and are free from any liens, charges, claims or encumbrances. Except for the voting rights set forth in the Articles of Organization and Operating Agreement, the Company is not a party or subject to any agreement or understanding, and, to the Company’s knowledge, there is no agreement or understanding between any persons or entities, which affects or relates to the voting of any security of the Company.

The Company has no equity or other interest in any entity, beneficial or otherwise, or obligation to provide funds to or make any investments in, (the form of a loan, capital contribution or otherwise) in any such entity, or provide any guaranty with respect to the obligations of any entity or other person and the Company does not directly or indirectly, own or has agreed to purchase or otherwise acquire, capital stock or other equity or beneficial interest of, or any interest convertible into or exchanged or exercisable for such capital stock or such equity or beneficial interest of any corporation or entity.

There is no agreement, arrangement, contract or other commitment of any kind whatsoever (contingent or otherwise) pursuant to which any person is or may become entitled to receive any payment from Company based on the revenues or earnings or calculated in accordance therewith and there is no security of any kind convertible into or exchangeable for any such interests or equity of beneficial interest.

3.4  Financial Statements. The Company has provided Onstream with reviewed financial statements, including a balance sheet, dated as of December 31, 2006 (the “Balance Sheet”), a statement of profit and loss from January 1, 2006 through December 31, 2006, and a statement of cash flows from January 1, 2006 through December 31, 2006 (the “Cash Statements”). The Balance Sheet presents fairly the assets and liabilities of the Company as of the date thereof, subject to normal year-end accounting adjustments and the absence of footnote disclosure and the Cash Statements present fairly the results of operations and cash flows of the Company at the date thereof. The Balance Sheet, Cash Statements and financial statements of the Company to be delivered to Onstream pursuant to Section 7.3, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved and present fairly the consolidated financial position, results of operations, and cash flows of the Company as of the dates and for the periods indicated therein, subject, in the case of an audited interim statement, to normal year-end accounting adjustments and the absence of complete footnote disclosure. Except as set forth in the Balance Sheet, the Company has no liabilities or obligations (whether accrued, absolute, contingent, unliquidated, known, unknown or otherwise), other than (i) liabilities incurred in the ordinary course of business and (ii) obligations under contracts and commitments incurred in the ordinary course of business, which, in both subsections (i) and (ii), individually or in the aggregate, are not material to the financial condition or operating results of the Company.

3.5  No Material Adverse Changes. Except as set forth on Schedule 3.5, since the date of the Balance Sheet, there has not been a material adverse change in the business or assets of the Company. Without limiting the foregoing, since such date there has not been:

(a)  any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Balance Sheet, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

(b)  any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results or business of the Company (as such business is presently conducted);

(c)  any waiver by the Company of a material right or of a material debt owed to it;

(d)  any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company, except (i) in the ordinary course of business and (ii) that is not material to the assets, properties, financial condition, operating results or business of the Company (as such business is presently conducted);

(e)  any change or amendment to a material contract or arrangement by which the Company or any of its assets or properties is bound or subject;

(f)  any change in any compensation arrangement or agreement with any employee;

(g)  any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

(h)  any resignation or termination of employment of any officer of the Company; and the Company, to the best of its knowledge, does not know of the impending resignation or termination of employment of any such officer;

(i)  any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its properties or assets, except liens for taxes not yet due or payable;

(j)  any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(k)  any declaration, setting aside or payment or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock by the Company, except distributions to Members made in accordance with past practice;

(l)  any other event or condition of any character that might be reasonably expected to materially and adversely affect the assets, properties, financial condition, operating results or business of the Company (as such business is presently conducted); or

(m)  any agreement or commitment by the Company to do any of the things described in this Section 3.5.

3.6  Litigation. Except as set forth on Schedule 3.6, there are no actions, suits, proceedings, orders or investigations pending or threatened against the Company, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and there is no basis known to the Company for any of the foregoing.

There are no actions, proceedings orders or investigations pending or threatened which (i) in all challenges the transactions contemplated hereby, (ii) which would prevent or materially interfere with or delay the consummation of the transactions contemplated hereby, or (iii) seeks damages in connection with the transactions contemplated hereby.

3.7  Subsidiaries. The Company does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity. The Company is not a participant in any joint venture, partnership, or similar arrangement.

3.8  Intellectual Property.

(a)  As used herein, the term “Intellectual Property” means the following items, in each case held for use in, used in, or necessary for the business of Company as currently conducted: trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing (collectively, ‘Trademarks”); copyrights (including any registrations and applications for any of the foregoing); Software; “mask works” (as defined under 17 U.S.C. § 901) and any registrations and applications for “mask works”; technology, trade secrets and other confidential information, know-how, proprietary processes, inventions, formulae, algorithms, models, and methodologies (collectively, “Trade Secrets”); and rights of publicity and privacy relating to the use of the names, likenesses, voices, signatures and biographical information of real persons, As used herein, the term “Software” means any and all (i) computer programs (other than “off-the-shelf” or shrinkwrap software), including, but not limited to, any and all software implementation of algorithms, models and methodologies, whether in source code or object code form, (ii) computerized databases and compilations of data, and (iii) all documentation, including, but not limited to, user manuals and training materials, relating to any of the foregoing.

(b)  Schedule 3.8(b) sets forth a true, complete and accurate list of all U.S. and foreign (i) trademark registrations, trademark applications and Internet domain names and (iii) copyright and mask work registrations and copyright and mask work applications. The Company has no patents, patent pending or patent applications.

(c)  Except as set forth on Schedule 3.8(c), (i) Company owns or has the right to use all Intellectual Property free and clear of all liens and restrictions and (ii) Company is listed in the records of the appropriate United States, state, or foreign registry as the sole current owner of record for each application and registration listed on Schedule 3.8(b), and (iii) any Intellectual Property owned or used by Company and, to Company's knowledge, any other Intellectual Property owned or used is valid and subsisting, is in full force and effect and has not been cancelled, expired or abandoned.

(d)  Except as set forth on Schedule 3.8(d), there are no outstanding options, licenses, or agreements of any kind relating to the Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to Intellectual Property of any other person or entity.

(e)  To Company’s knowledge, no third party is misappropriating, infringing, diluting or violating any Intellectual Property and no such claims, suits, arbitrations or other adversarial proceedings have been brought or threatened against any third party by Company.

(f)  To the Company's knowledge, the conduct of Company’s businesses as currently conducted does not misappropriate, infringe upon (either directly or indirectly such as through contributory infringement or inducement to infringe) or dilute any Intellectual Property rights owned or controlled by any third party.

(g)  The Company takes reasonable measures to protect the confidentiality of Trade Secrets. To Company's knowledge, no Trade Secret has been disclosed or authorized to be disclosed to any third party other than pursuant to a written confidentiality and non-disclosure agreement. To Company's knowledge, no party to any non-disclosure agreement relating to its Trade Secrets is in breach or default thereof.

(h)  The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of Onstream's rights to own, use, or bring any action for the infringement of any of the Intellectual Property, nor will such consummation require the consent of any third party in respect of any Intellectual Property. No current or former director, officer, employee, contractor or consultant of the Company (or any of its predecessors in interest) will, after giving effect to the transactions contemplated by this Agreement, own or retain any rights to use any of the Intellectual Property.

3.9  Compliance with Other Instruments. The Company is not in violation or default of any provision of its Articles of Organization or Operating Agreement, or of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound, or, to the Company’s knowledge, of any provision of any federal or state statute, rule or regulation applicable to the Company. The execution, delivery and performance of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default (or an event which, with notice or lapse of time or both would constitute a default) under any such provision, instrument, judgment, order, writ, decree or contract or an event that results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any permit, license, authorization, or approval applicable to the Company, that materially affects its business as now conducted or proposed to be conducted immediately following the Closing, or its properties or its financial condition.

3.10  Agreements; Action

(a)  Set forth on Schedule 3.10(a) is a true, correct and complete list of the following types of Contracts, to which Company is a party or by which it or its properties are bound, or pursuant to which it obtains benefits or incurs obligations in the conduct of its businesses (the “Material Contracts”):

(i)  Contracts for the purchase of goods by, or for the furnishing of services to, Company that provide for, or could reasonably be expected to provide for, remaining payments by Company in excess of $25,000 during the term of any such Contract;

(ii)  Contracts between (x) Company and (y) any of its affiliates, officers or directors (or any affiliates of any of the foregoing);

(iii)  Contracts with any person containing any guaranties by, or residual obligations of, Company;

(iv)  any lease agreement between Company and any person for leasing equipment, which has an aggregate rental value in excess of $25,000 during the term of the lease;

(v)  Contracts under which Company provides consulting services to any person;

(vi)  any employment, severance, non-competition, consulting or other Contracts with any current or former stockholder, director, officer, sales associate or employee of Company;

(vii)  joint venture, partnership, member, voting trust or other Contracts whereby Company has agreed with any other Person (A) to enter into a joint business arrangement for profit or (B) to vote any shares of capital stock or other equity or beneficial interests in any other person in any particular manner;

(viii)  Contracts entered into since December 31, 2005 providing for the acquisition or disposition of assets having a value in excess of $25,000, other than such acquisitions or dispositions in the ordinary course of business, consistent with past practice;

(ix)  licenses and agreements relating to Intellectual Property (except with respect to readily available "off-the-shelf" or shrinkwrap software having an acquisition price of less than $25,000);

(x)  Contracts for the lease of personal property to or from any person requiring payments in excess of $25,000;

(xi)  Contracts requiring Company to indemnify or hold harmless any person in respect of which the aggregate potential obligation could reasonably be expected to exceed $25,000;

(xii)  Contracts contemplating the referral of any services to any person or to Company, as the case may be, the performance of which involves consideration in excess of $25,000;

(xiii)  any Contracts (A) relating to indebtedness for borrowed money or other financing transactions or (B) restricting the ability of Company to incur indebtedness for borrowed money or make any loan or advance or own, operate, sell, transfer, pledge or otherwise dispose of any assets;

(xiv)  Contracts under which any other person has directly or indirectly guaranteed any indebtedness, liability or obligation of Company, or letter of credit issued to guarantee any obligation of Company, or any vendor or customer of Company;

(xv)  mortgages, pledges, security agreements, deeds of trust or other documents granting a lien;

(xvi)  Contracts (A) providing for the payment of any bonus or commission based on sales or earnings or (B) providing for any bonus or other payment based on the sale of Company or any portion thereof or any other change of control of Company;

(xvii)  Contracts that provide for a payment, or that the terms and conditions that would otherwise govern the relationship of the parties thereto will be altered, upon a change of control of Company;

(xviii)  Contracts with any governmental authority;

(xix)  Contracts containing covenants which restrict Company from engaging in any business or in any geographical area or containing any prohibition on the disclosure of confidential information in the possession of Company or any exclusivity provision with respect to any business or geographic area; and

(xx)  Any other material contracts not listed in subparagraphs (i) through (xix) above, whether or not in the ordinary course of business consistent with the past practice, made or entered into since December 31, 2003.

Schedule 3.10(a) shall indicate, with respect to each Material Contract listed thereon, the subparagraph(s) of subsection (a) above to which such Material Contract relates, it being agreed that such indication shall be for convenience of reference only.

(b)  Company has made available to Onstream copies of all of the Material Contracts. Each of the Material Contracts is in full force and effect and is a valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other similar Laws now or hereafter in effect relating to creditors’ rights generally or by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). To Company's knowledge, each of the Material Contracts is a valid and binding obligation of the other parties thereto, enforceable against such other parties in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other similar Laws now or hereafter in effect relating to creditors’ rights generally or by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). With respect to the Material Contracts, no default or circumstances exist which, with the giving of notice or the passage of time, or both, would constitute a default by Company or, to Company’s knowledge, by the other party or parties thereto. None of the parties to any Material Contract has terminated such Material Contract, and Company has not given oral or written notice of termination of any Material Contract or received oral or written notice of termination of any such Material Contract from any other party thereto, nor has Company received any oral or written notice of any such party’s intention to discontinue its business relationship with Company or oral or written notice of such party’s intention to reduce the volume of business it conducts with Company under any of the Material Contracts.

3.11  Related Party Transactions. Except as disclosed on Schedule 3.11, no employee, officer, or Member of the Company or member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them. None of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that employees, officers, or directors of the Company and members of their immediate families may own up to one percent (1%) of the stock in each publicly traded company that may compete with the Company. Except as disclosed on schedule 3.11, no member of the immediate family of any officer or Member of the Company is directly or indirectly interested in any material contract with the Company.

3.12  Permits. The Company has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it and as to be conducted, the lack of which could materially affect the business, properties or financial condition of the Company. The Company is not in default in any respect under any of such franchises, permits, licenses, or other similar authority. Schedule 3.12 sets forth a true, complete and accurate list of the material permits.

3.13  Employee Benefit Plans. Except as set forth on Schedule 3.13, the Company does not have any Employee Benefit Plan as defined in the Employee Retirement Income Security Act of 1974.

(a)  No ERISA plan is subject to Section 412 of the Internal Revenue Code or Title IV of ERISA and neither Company nor any ERISA affiliate has sponsored, maintained, or contributed to any plan or arrangement subject to Section 412 of the Internal Revenue Code or Title IV of ERISA during the past six years. No ERISA plan is a plan described in Section 4063(a) of ERISA.

(b)  Neither the Company nor any ERISA plan nor any trust created thereunder nor to Company's knowledge, any trustee or administrator has engaged in any transaction in connection with which Company or any ERISA plan, or such trust or trustee or administrator thereof or any party dealing with any ERISA plan or such trust could be subject to either civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or tax imposed pursuant to Section 4975 or 4976 of the Internal Revenue Code.

(c)  Full payment has been made of all amounts the Company is required to pay under the terms of each ERISA plan as of the last day of the most recent plan year thereof ended prior to the date of this Agreement and all such amounts properly accrued through the Effective Time with respect to the current claim year thereof will be paid by Company on or prior to the Closing Date or will be properly recorded in the Company's financial statements.

(d)  Each plan has been created, operated and administered in all material respects in accordance with its terms and in compliance with applicable laws, including, but not limited to, ERISA and the Internal Revenue Code.

(e)  No plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of Company beyond their retirement or other termination of service (other than coverage mandated by applicable law), and the Company has no binding obligation providing the employee or group of employees with any such benefits upon their retirement or termination.

(f)  Neither the execution and delivery of this Agreement by Company nor the performance by Company of this Agreement nor the consummation of the transactions contemplated hereby will (i) entitle any former or current director, officer, employee of Company to severance pay, unemployment compensation or any other payment from Company or (ii) accelerate the timing of payment or vesting, or increase the amount of compensation to any such director, officer or employee.

(g)  Schedule 3.13(g) contains a complete and accurate list as of the date hereof the name, title, current annual base salary and bonuses paid or earned with respect to the date hereof for the last fiscal year and any interim period thereof for each current employee, independent contractor, director and officer of Company. There exists no pending or, to the knowledge of Company, threatened lawsuit, administrative proceeding or investigation of Company or any employee thereof regarding allegations of hostile work environment, sexual discrimination or racial discrimination.

3.14  Tax Returns, Payments and Elections.

(a)  Except as set forth on Schedule 3.14:

(i)  The Company has (x) timely filed (or there has been filed on its behalf) all tax returns required to be filed by it (taking into account valid extensions) and all tax returns are true and correct, (y) paid (or there has been paid on its behalf) in full all taxes required to be paid by it, and (z) established (or there has been established on its behalf) on the Balance Sheet reserves that are adequate for the payment of any taxes not yet due and payable. Since the date of the Balance Sheet, the Company has incurred any liability for taxes other than in the ordinary course of business, consistent with past practice;

(ii)  There are no liens for taxes upon any assets of Company;

(iii)  No deficiency for any taxes has been proposed, asserted or assessed against Company that has not been resolved and paid in full. No waiver, extension or comparable consent given by Company regarding the application of the statute of limitations with respect to any taxes or tax return is outstanding, nor is any request for any such waiver or consent pending;

(iv)  There are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to taxes or any tax returns of Company now pending, and Company has not received any notice of any proposed audits, investigations, claims or administrative proceedings relating to taxes or any tax returns;

(v)  The Company has complied in all material respects with all applicable Laws relating to the payment, collection or withholding of any tax, and the remittance thereof;

(vi)  The Company has not received any written ruling from any tax authority; and

(vii)  No jurisdiction where Company does not file a tax return has made a claim that Company is required to file a tax return for such jurisdiction or that any taxes are due as a result of doing any business in such jurisdiction.

(b)  Company has made available to the Onstream true and correct copies of the United States federal income tax return and any state, local or foreign tax return for each of the taxable year ended December 31, 2005.

3.15  Accounts Receivable. Except as set forth in Schedule 3.15, all accounts receivable of Company, or valid obligations of the Company; (i) have arisen from bona fide transactions during the ordinary course of business consistent with past practices; (ii) are collected during and collectable during the ordinary course of business; and (iii) have been adequately reserved for on the Balance Sheet.

3.16  Labor Agreements and Actions; Employee Compensation. The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Company’s knowledge, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the Company’s knowledge, threatened, that could have a material adverse effect on the assets, financial condition, operating results, customer, employee, supplier or franchise relations, business condition or prospects, or financing arrangements of the Company (as such business is now conducted), nor is the Company aware of any labor organization activity involving its employees. The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing. The employment of each officer and employee of the Company is terminable at the will of the Company. To the Company’s knowledge, the Company has complied in all material respects with all applicable state and federal equal employment opportunity and other laws related to employment. Except as set forth on Schedule 3.16, the Company is not a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, or other employee compensation agreement.

3.17  Consents, Notices and Approvals.

(a)  Except for consents, notices and approvals set forth on Schedule 3.17, no consent, approval, permit, waiver, authorization of or notice or filing with, any governmental authority is required to be made or obtained by Company in connection with the execution, delivery and performance by Company, or any member of this Agreement and the Ancillary Agreements.

(b)  Except as set forth on Schedule 3.17, neither the execution and delivery of this Agreement, the Ancillary Agreements nor the consummation of the transactions contemplated hereby will require the consent of or notice to, any party to any Material Contract.

3.18  Assets.

(a)  Schedule 3.18(a) sets forth a true, correct and complete list of all tangible assets, properties and rights owned, leased or licensed by Company having a value in excess of $25,000. All of the improvements, machinery and equipment currently used in connection with the businesses of Company are in good and working condition and repair to permit the continual operation and conduct of the businesses of Company as presently conducted, ordinary wear and tear excepted. Company has good and valid title to all assets, properties and rights owned by Company reflected on the Balance (except inventory and other properties disposed of in the ordinary course of business since the date of Balance Sheet, and accounts receivable paid since January 1, 2004), free and clear of all liens, except for (i) statutory liens imposed by law for taxes that are not yet due and payable, (ii) landlords’, carriers’, vendors’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like liens arising by operation of law in the ordinary course of business, consistent with past practice, and with respect to amounts not overdue for a period of more than 30 calendar days, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security laws, and (iv)  zoning laws and ordinances, easements, rights-of-way, restrictions and other similar encumbrances which do not, individually or in the aggregate, interfere with the use of the relevant assets as being used on the date hereof (collectively, “Permitted Liens”).

(b)  All material assets, properties, interests and rights used or held for use in the conduct of the businesses of Company (the “Business Assets”) are owned, leased or licensed by Company. The Business Assets include all of the material assets, properties, interests and rights material to, or used for the conduct of the businesses of Company as presently conducted. Company has such technology sufficient for the operations of its business as it is presently conducted. Company has the right to use all of the assets, properties, interests and rights used in the conduct of the businesses of Company as presently conducted, notwithstanding any Asset Liens on such assets, properties, interests and rights.

3.19  Title to Properties.

(a)  Schedule 3.19(a) is a true, correct and complete list of all leases, subleases, licenses and other agreements (collectively, the “Real Property Leases”) under which Company uses or occupies, or has the right to use or occupy, any real property (the land, buildings and other improvements covered by the Real Property Leases are referred to herein as the “Leased Real Property”), including the date, address, lessor and lessee (or sublessor or sublessee, as the case may be) and use of the premises under each Real Property Lease. Company has heretofore made available to Onstream true, correct and complete copies of each of the Real Property Leases. Company holds good and valid leasehold interests to the Leased Real Property, in each case subject to the provisions of the applicable Real Property Lease. Each Real Property Lease is valid, binding and enforceable and in full force and effect and no material default or circumstance exists which, with the giving of notice or the passage of time, or both, would constitute a material default by Company, or to Company’s knowledge, any other party to any Real Property Lease.

(b)  Company does not own any real property.

3.20  Insurance. the Company has in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed. The Company has in full force and effect product liability and errors and omissions insurance in amounts customary for companies similarly situated.

3.21  No Commissions. Except for its fee obligations to Q Advisors, which shall be paid by the Members out of the Merger Consideration, the Company has not incurred any obligation for any finder’s or broker’s or agent’s fees or commissions or similar compensation in connection with the transactions contemplated hereby.

3.22  Disclosure. Neither this Agreement nor any of the exhibits hereto nor the Company’s disclosure schedules contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading, and there is no fact which has not been disclosed to Onstream which materially affects adversely or could reasonably be anticipated to materially affect adversely the business, including the operating results, assets, customer, supplier or employee relations and business prospects, of the Company.

ARTICLE IV.

ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

With respect to Sections 4.1 and 4.2, each Member (including each Principal Member) and, with respect to Sections 4.3 through 4.7, each Principal Member, severally and jointly, represents and warrants to Onstream and Merger Sub and again at the Effective Time, the following:

4.1  Authority. The Member has the power and authority to enter into this Agreement and to carry out its obligations hereunder. This Agreement has been duly executed by the Member and constitutes a valid and binding obligation of the Member, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to the enforcement of creditors’ rights generally and by general principles of equity. The Member is not subject to, or obligated under, any agreement, arrangement or understanding, or any law, regulation, order, judgment or decree, that would be breached or violated, or in respect of which a right of termination or acceleration would arise or any encumbrance on any of its assets would be created, by its execution, delivery and performance of this Agreement and the consummation by it of the transactions contemplated hereby. No authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of the Member for the consummation by it of the transactions contemplated by this Agreement.

4.2  Securities Ownership. The Member represents that it is the legal and beneficial owner of the number of Membership Interests set forth opposite its name on Schedule 4.2, free and clear of all restrictions, liens and encumbrances other than restrictions under federal and state securities laws and as set forth in the Operating Agreement.

4.3  Purchase Entirely for Own Account. The Merger Shares to be received by each respective Principal Member will be acquired for investment for the Principal Member’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Principal Member has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Principal Member further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Merger Shares.

4.4  Disclosure of Information. The Principal Member believes it has received all the information it considers necessary or appropriate for deciding whether to receive the Merger Shares. The Principal Member further represents that it has had an opportunity to ask questions and receive answers from Onstream regarding the business, properties, prospects and financial condition of Onstream. The foregoing, however, does not limit or modify the representations and warranties of Onstream in Article II of this Agreement or the right of the Principal Member to rely thereon.

4.5  Investment Experience. The Principal Member acknowledges that it is a sophisticated business person and can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment of owning the Merger Shares.

4.6  Restricted Securities. The Principal Member understands that the Merger Shares it is acquiring are characterized as “restricted securities” under the federal securities laws inasmuch as it is being acquired from the Company in a transaction not involving a public offering, and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, the Principal Member represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

4.7  Legend. It is understood by the Principal Members that the certificates evidencing the Merger Shares may bear the legend set forth on Schedule 4.7 and the following legend:

“These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel reasonably satisfactory to Onstream that such registration is not required.”

ARTICLE V.

CONDUCT OF BUSINESS PENDING THE MERGER

5.1  Conduct of Business Pending the Merger. The Company and the Members covenant and agree that, prior to the Effective Time, unless Onstream shall otherwise agree in writing or as otherwise expressly contemplated or permitted by this Agreement:

(a)  the businesses of the Company shall be conducted in the ordinary course, on an arm’s length basis and in accordance in all material respects with all applicable laws, rules and regulations and past custom and practice; the Company shall maintain its facilities in good operating condition, ordinary wear and tear excepted; and the Company shall use its reasonable best efforts to preserve intact its business organization and goodwill, keep available the services of its officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it;

(b)  except as provided in Section 1.10, the Company shall not, directly or indirectly, do or permit to occur any of the following: (i) issue, sell, pledge, dispose of or encumber (A) any additional Membership Interests of, or any options, warrants, conversion privileges or rights of any kind to acquire any Membership Interests, or (B) any of its assets, except in the ordinary course of business; (ii) amend or propose to amend its Articles of Organization or Operating Agreement; (iii) split, combine or reclassify any outstanding Membership Interests, or declare, set aside or pay any dividend of other distribution with; (iv) redeem, purchase or acquire or offer to acquire any securities of the Company; (v) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof; (vi) incur any indebtedness for borrowed money or issue any debt securities except the borrowing of working capital in the ordinary course of business and consistent with past practice; (vii) make any investments other than short-term United States Treasury obligations or short-term certificates of deposit of a commercial bank or trust company; or (viii) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding with respect to any of the matters set forth in this Section 5.1(b);

(c)  the Company shall not, directly or indirectly, enter into or modify any contract, agreement or understanding, written or oral, that involves consideration or performance of the Company of a value exceeding $25,000 or a term exceeding one year;

(d)  except as required by law, rule or regulation, or except for employees (other than officers or directors) base salary adjustment, which adjustment shall not exceed 8% per annum individually or $25,000 in the aggregate, the Company shall not (i) enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officers or directors or consultants; or (ii) take any action with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits payable in effect on the date hereof, except pursuant to existing agreements;

(e)  the Company shall not adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, trust, fund or group arrangement for the benefit or welfare of any employees or any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangements for the benefit or welfare of any director; and

(f)  the Company (i) shall not take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at, or at any time prior to, the Effective Time; and (ii) shall notify Onstream of any emergency or other change in the normal course of its business or in the operation of its properties and of any governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing would reasonably be expected to be material, alone or in the aggregate, to the business, operations or financial condition of the Company or to the Company’s, Onstream’s or the Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

ARTICLE VI.

ADDITIONAL AGREEMENTS

6.1  Registration Rights. At the Effective Time, Onstream and the Members shall enter into a Registration Rights Agreement in the form attached hereto as Exhibit B (the “Registration Rights Agreement”).

6.2  Employment Agreements. At the Effective Time, Jackson and Kott shall have entered into employment agreements (which shall contain non-competition provisions) with Onstream substantially in the form attached hereto as Exhibit C, and Maddox shall have entered into a consulting agreement (which shall contain non-competition provisions).

6.3  Lockup Agreement. At the Effective Time, the Principal Members shall have entered into lockup agreements with Onstream in the form of Exhibit D hereto.

6.4  Listing of Shares. Onstream will cause, at its own expense, the Merger Shares to be listed on the NASDAQ Capital Market or any other exchange or trading system on which its common stock regularly trades, within the timeframes established by the body governing such markets.

6.5  Expenses. Except as provided in Section 6.4 and with respect to the expenses of obtaining audited financial statements of the Company, which Onstream has agreed to bear, each party to this Agreement (Onstream on the one hand and each of the Members on the other hand, for itself and the Company) shall bear their own expenses in connection with this Agreement and the transactions contemplated herein.

6.6  Notification of Certain Matters. Each party shall give prompt notice to the others of (a) the occurrence or failure to occur of any event, which occurrence or failure would be likely to cause any representation or warranty on its part contained in this Agreement to be untrue or inaccurate at, or at any time prior to, the Effective Time, and (b) any failure of such party, or any officer, director, shareholder, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

6.7  No Solicitation. Company and each Member agrees that, prior to the Effective Time, it shall not, and shall not authorize or permit any of Company's directors, officers, employees, agents or representatives to, directly or indirectly, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to any Transaction Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Transaction Proposal or agree to or endorse any Transaction Proposal or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to take any such action. “Transaction Proposal” shall mean any of the following (other than the transactions between Company, Onstream and Merger Sub contemplated by this Agreement) involving Company: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of ten percent (10%) or more of the assets of Company, in a single transaction or series of transactions; (iii) any offer for, or the acquisition (or right to acquire) of “beneficial ownership” by any person, “group” or entity (as such terms are defined under Section 13(d) of the Securities Exchange Act of 1934), of ten percent (10%) or more of the outstanding shares of capital stock of Company; or (iv) any public announcement by Company of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

6.8  Access to Information; Confidentiality.

(a)  Onstream and the Company shall each have the opportunity to make a complete due diligence review of the books, records, business and affairs of the other.

(b)  To facilitate the due diligence review, Onstream and the Company shall provide to each other and each other’s agents complete access to all of each other’s records and documents, shall provide each other with personal, bank and professional references, and shall use reasonable efforts to make available for consultation customers and suppliers.

(c)  Each party agrees that all non-public information provided to the other will be treated as confidential, and if this Agreement is terminated, will return to the other party all confidential documents (and all copies thereof) in its possession, or will certify to the other that all such documents not returned have been destroyed. Further, regardless of whether this Agreement is terminated, each party shall continue to hold all confidential information of the other in strictest confidence. Non-public information shall not include any information which a party can demonstrate: (i) was already in such party’s possession prior to negotiations related to this transaction; (ii) is or becomes publicly and openly known and in the public domain through no fault of such party; or (iii) is received by such party in a non-confidential manner from a third party having the right to disclose such information.

(d)  The Members shall not make any transactions in securities of Onstream while in possession of non-public information relating to Onstream, without the prior authorization of counsel to Onstream, as such transactions may violate the federal securities laws and the regulations promulgated thereunder.

6.9  Public Announcements. Before issuing any press release or otherwise making any public statement with respect to the Merger, Onstream, Merger Sub and Company will consult with each other as to its form and substance and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law (it being agreed that the parties hereto are entitled to disclose all requisite information concerning the transaction in any filings required with the SEC).

ARTICLE VII.

CONDITIONS

7.1  Conditions to Obligations of Each Party To Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

(a)  there shall not be pending by or before any court or other governmental body an order or injunction restraining or prohibiting the transactions contemplated hereby; and

(b)  no party hereto shall have terminated this Agreement as permitted herein..

7.2  Additional Conditions to Obligation of the Company and the Members. The obligation of the Company and the Members to effect the Merger is also subject to the fulfillment at or prior to the Effective Time of the following conditions:

(a)  the representations and warranties of Onstream and the Merger Sub set forth in Article II that are qualified by materiality shall be true and correct and the representation and warranties of Onstream and the Merger Sub that are not so qualified shall be true and correct in all material respects on and as of the Effective Time with the same force and effect as if made on and as of the Effective Time, and each of Onstream and the Merger Sub shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time;

(b)  Onstream shall have furnished to the Company a certificate in which Onstream and the Merger Sub shall certify that neither Onstream nor Merger Sub has any reason to believe that the conditions set forth in Section 7.2(a) have not been fulfilled;

(c)  Onstream shall have furnished to the Members (i) a copy of the text of the resolutions by which the corporate action on the part of Onstream and the Merger Sub necessary to approve this Agreement, the Merger and the issuance of the Merger Shares were taken and (ii) certificates executed on behalf of Onstream certifying, in each case, that such copy is a true, correct and complete copy of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded;

(d)  Onstream shall have issued to each Member certificates for the number of shares of Onstream Common Stock to which such Member is entitled pursuant to Section 1.5 hereof.

(e)  Onstream shall have demonstrated its financial ability to pay the cash portion of the Merger Consideration.

(f)  Legal Opinion of Arnstein &, Lehr, LLP based on customary reliance and subject to customary qualifications, addressed to the Company and the Members to the effect that:

(i)  Onstream is a corporation validly existing and in good standing under the laws of the State of Florida.

(ii)  The Merger Sub is a corporation validly existing and in good standing under the laws of the State of Florida.

(iii)  Onstream has the corporate power to consummate the transactions on its part contemplated by this Agreement. Onstream has duly taken all requisite corporate action to authorize this Agreement and the articles Merger; this Agreement has been duly executed and delivered by Onstream and constitutes a valid and binding obligation of Onstream, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws relating to the enforcement of creditors’ rights generally and by general principles of equity; Onstream is not subject to, or obligated under, any provision of its Articles of Incorporation or Bylaws, which would be breached or violated by its execution, delivery and performance of this Agreement and the consummation by it of the transactions contemplated hereby; and, to counsel’s knowledge, Onstream is not required to obtain any material consents from any third party for the consummation of the actions contemplated herein, which consent has not been obtained.

(iv)  The Merger Sub has the corporate power to consummate the transactions on its part contemplated by this Agreement. The Merger Sub has duly taken all requisite corporate action to authorize this Agreement and the Merger; and this Agreement has been duly executed and delivered by the Merger Sub and constitutes the valid and binding obligation of the Merger Sub, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to the enforcement of creditors’ rights generally and by general principles of equity; the Merger Sub is not subject to, or obligated under, any provision of its Articles of Incorporation or Bylaws, which would be breached or violated by its execution, delivery and performance of this Agreement and the consummation by it of the transactions contemplated hereby; and to counsel’s knowledge, the Merger Sub is not required to obtain any material consents from any third party for the consummation of the actions contemplated herein, which consent has not been obtained.

(v)  The Merger Shares have been duly authorized and validly issued, fully paid and non-assessable.

(vi)  Except as disclosed in the Onstream Disclosure Schedules or Business Reports, to counsel’s knowledge, there are no actions, suits, proceedings, orders or investigations threatened, instituted or pending against Onstream, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

(vii)  No actions are required to be taken in order to make the Merger effective under Corporate Law which have not been taken on or prior to the delivery of such letter except the delivery of the articles of merger contemplated in Section 1.3 to the Secretary of State of the States of [Florida and Georgia], and the filing thereof by the Secretary of State, in accordance with Corporate Law.

(g)  Onstream shall have obtained each consent and approval necessary in order that the Merger and the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration or any encumbrance on any of Onstream’s assets pursuant to the provisions of, any agreement, arrangement or understanding or any license, franchise or permit;

(h)  The agreements described in Sections 6.1, 6.2 and 6.3 shall have been entered into.

(i)  All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company’s counsel, and the Company and its counsel shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

7.3  Additional Conditions to Obligations of Onstream and the Merger Sub. The obligations of Onstream and the Merger Sub to effect the Merger are also subject to the fulfillment at or prior to the Effective Time of the following conditions:

(a)  the representations and warranties of the Company and the Members set forth in Articles III and IV, respectively, that are qualified by materiality shall be true and correct and the representation and warranties of the Company and the Members that are not so qualified shall be true and correct in all material respects on and as of the Effective Time with the same force and effect as if made on and as of the Effective Time, and each of the Company and the Members shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time;

(b)  the Company and the Members shall have furnished to Onstream a certificate in which the Company and the Members shall certify that they have no reason to believe that the conditions set forth in Section 7.3(a) have not been fulfilled;

(c)  the Company shall have furnished to Onstream (i) evidence that all Members of the Company have approved this Agreement (including, without limitation, the plan of merger contained herein) and the Merger; and (ii) a certificate executed on behalf of the Company by a Member certifying to Onstream that such copy is a true, correct and complete copy of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded;

(d)  The Members shall have delivered the original certificate(s), if any, representing their Membership Interests, duly endorsed to the Surviving Corporation for cancellation;

(e)  Onstream shall have received a Legal Opinion of OlenderFeldman LLP, based on customary reliance and subject to customary qualifications, to the effect that:

(i)  the Company is a limited liability company validly existing and in good standing under the laws of the State of Georgia;

(ii)  the Company has the power to consummate the transactions on its part contemplated by this Agreement. The Company has duly taken all requisite action to authorize this Agreement and the articles of merger contemplated in Section 1.3; this Agreement and such articles of merger have been duly executed and delivered by the Company and constitute valid and binding obligations of the Company, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws relating to the enforcement of creditors’ rights generally and by general principles of equity; the Company is not subject to, or obligated under, any provision of its Articles of Organization or Operating Agreement which would be breached or violated, or in respect of which a right of termination or acceleration would arise or any encumbrance on any of its assets would be created, by its execution, delivery and performance of this Agreement and the consummation by it of the transactions contemplated hereby; and to counsel’s knowledge, the Company is not required to obtain any material consents from any third party for the consummation of the actions contemplated herein, which consent has not been obtained.

(iii)  Except as disclosed in the Company’s Disclosure Schedules, to counsel’s knowledge, there are no actions, suits, proceedings, orders or investigations threatened, instituted or pending against the Company, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

(iv)  No actions are required to be taken in order to make the Merger effective under the Corporate Law which have not been taken on or prior to the delivery of such letter except the delivery of the articles of merger contemplated in Section 1.3 to the Secretary of State of the States of Georgia and Florida, and the filing thereof by the Secretary of State, in accordance with the Corporate Law.

(f)  the Company and each of the Members shall have obtained each consent, including those set forth on Schedule 3.17, and approval necessary in order that the Merger and the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration or any encumbrance on any of the Company’s assets pursuant to the provisions of, any agreement, arrangement or understanding or any license, franchise or permit;

(g)  Between the date hereof and the Effective Time, (i) there shall have been no material adverse change in the assets, financial condition, operating results, customer, employee, supplier or franchise relations, business condition or prospects, or financing arrangements of the Company, (ii) there shall have been no adverse federal, state or local legislative or regulatory change affecting in any material respect the services, products or business of the Company and (iii) none of the properties and assets of the Company shall have been damaged by fire, flood, casualty, act of God or the public enemy or other cause (regardless of insurance coverage for such damage) which damages may have a material adverse effect on the assets, financial condition, operating results, customer, employee, supplier or franchise relations, business condition, or financing arrangements of the Company, and the Company and the Members shall have delivered to Onstream a certificate, dated as of the Effective Time to that effect;

(h)  All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Onstream’s counsel, and Onstream and its counsel shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

(i)  Onstream shall have received audited financial statements of the Company for the two year period ended December 31, 2006, plus a reviewed statement for the period ending with the last month prior to Closing, which statements shall be delivered to Onstream at least fifteen (15) days prior to the Closing Date. Such financial statements shall evidence the financial results and financial condition as described in Schedule 7.3.

(j)  The agreements described in Sections 6.1, 6.2 and 6.3 shall have been entered into.

ARTICLE VIII.

INDEMNITIES

8.1  Survival of Representations and Warranties. All representations and warranties made by Onstream, the Merger Sub, the Company and the Members in this Agreement shall survive for twelve (12) months from the date of this Agreement and no claim for any breach thereof may be made unless notice thereof is given to the other party prior to such date; provided, however, that the representations and warranties contained in Sections 3.2, 3.6, 3.18 and 4.1 shall survive for three (3) years and Section 3.14 five (5) years; and provided further, however, that the limitations on survival shall not apply to any breach of this Agreement constituting fraud. Notwithstanding anything to the contrary contained herein, all representations and warranties which extend beyond the Closing shall not terminate with respect to any claim, whether or not fixed as to liability or liquidated as to amount, with respect to which such party has been given a claim notice prior to the date on which such representation or warranty expires. Notwithstanding anything to the contrary contained in this Agreement, no investigation by a party shall effect the representations, warranties, covenants and agreements of the other parties under this Agreement or any certificate schedule, listing, exhibit, agreement, document or other writing delivered pursuant hereto in connection with the transactions contemplated hereby furnished or to be furnished to the other parties and such representations, warranties, covenants and agreements shall not be affected or deemed waived by reason of the fact that the other party or parties knew or should have known that any of the same is or might be inaccurate in any respect.

8.2  Members Agreement to Indemnify. Subject to the limitations in this Article VIII, the Principal Members, severally and jointly, agree to indemnify, defend, protect and hold harmless Onstream and Merger Sub and their respective directors, officers, employees and agents from and against all proceedings, judgments, decrees, demands, claims, assessments, actions, penalties, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys’ fees, costs and expenses of investigation (collectively referred to as “Losses”) asserted against or incurred by Onstream, Merger Sub or their respective directors, officers, employees or agents resulting from a breach of any covenant, agreement, representation or warranty of the Company or the Members contained in this Agreement or the exhibits hereto, or any claim by any third party that if true, would mean that a condition for indemnification set forth in this Section 8.2 has been satisfied.

8.3  Onstream and the Merger Sub’s Agreement to Indemnify. Subject to the limitations in this Article VIII after the Effective Time, Onstream and the Merger Sub hereby agree to indemnify and hold harmless the Members and their agents from and against all Losses asserted against or incurred by the Members or their agents resulting from a breach of any covenant, agreement, representation or warranty of Onstream or Merger Sub contained in this Agreement or the exhibits hereto.

8.4  Indemnification Procedure. Upon the occurrence of any claim for which indemnification is believed to be due under this Agreement, other than any claim discussed in Section 8.5 below, the party seeking indemnification (the “Indemnified Party”) shall provide notice of such claim (a “Claim Notice”) to the party from whom indemnification is sought (the “Indemnifying Party”). The Claim Notice shall state in general terms the circumstances giving rise to the claim, specify the amount of the claim (or an estimate thereof), and make a request for any payment then believed due. A Claim Notice shall be conclusive against the Indemnifying Party in all respects 20 days after receipt by the Indemnifying Party unless, within such period, the Indemnifying Party sends the Indemnified Party a notice disputing the propriety or amount of the claim (a “Dispute Notice”). Any Dispute Notice shall describe the basis for such objection and the amount of the claim that the Indemnifying Party does not believe should be subject to indemnification. Upon receipt of any Dispute Notice, the Indemnified Party and the Indemnifying Party shall use reasonable efforts to cooperate and arrive at a mutually acceptable resolution of the dispute within the next 30 days. If a resolution is not reached within the 30 day period, either party may submit the dispute to a court situated in Broward County, Florida.

8.5  Indemnification Procedure with Respect to Third Party Claims.

(a)  If any third party shall notify an Indemnified Party pursuant to this Agreement with respect to any matter (a “Third Party Claim”) that may give rise to a claim for indemnification against any Indemnifying Party, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation under this Agreement unless, and then solely to the extent that, the Indemnifying Party is thereby prejudiced.

(b)  The Indemnifying Party will have the right to defend the Indemnified Party against a Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as: (i) the Indemnifying Party notifies the Indemnified Party in writing within a reasonable time after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses the Indemnified Party may suffer that arise as a result of or incident to the Third Party Claim; (ii) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations under this Agreement; (iii) the Third Party Claim involves only monetary damages and does not seek an injunction or equitable relief or involve the possibility of criminal penalties; (iv) settlement of or adverse judgment with respect to the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(c)  So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8.5(b), (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which will not be unreasonably withheld), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which will not be unreasonably withheld).

(d)  If or to the extent that any of the conditions set forth in Section 8.5(b) is or becomes unsatisfied: (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim and any matter it may deem appropriate in its sole discretion and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith (but will keep the Indemnifying Party reasonably informed regarding the progress and anticipated cost thereof); (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the cost of defending against the Third Party Claim (including attorneys’ fees and expenses); (iii) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer that arise as a result of or incident to the Third Party Claim to the fullest extent provided in this Section 8; and (iv) the Indemnifying Party shall be deemed to have waived any claim that its indemnification obligations should be reduced because of the manner in which counsel for the Indemnified Party handled the Third Party Claim.

8.6  Certain Limitations.

(a)  Cap. The Members’ indemnification liability under Section 8.2 and Onstream’s indemnification liability under Section 8.3 shall be limited (the “Cap”) to Two Million Dollars ($2,000,000), except for a claim for indemnity by virtue of a breach of Sections 3.2, 3.6, 3.14 or 4.1 in which case the Cap shall be increased to Two Million Five Hundred Thousand Dollars ($2,500,000) and such amount shall be the exclusive remedies of each of the parties in any cause of action based thereon (subject to the exception in Section 8.6(c)).

(b)  Basket. In no event shall the Members as a party on the one hand or Onstream as a party on the other hand be required to indemnify the other party for any Losses relating to any matter subject to indemnification under this Article 8, unless and until such Losses exceed in the aggregate $100,000 (the “Basket”), in which event all such Losses shall be recoverable by the indemnified party.

(c)  Fraud. The Basket and Cap shall not apply to any breach of this Agreement constituting fraud.

8.7  Satisfaction of Obligations. If an indemnifying party becomes obligated to indemnify another party with respect to any claim for indemnification hereunder and the amount of liability with respect thereto shall have been finally determined, subject to the limitations set forth in Section 8.6, the indemnifying party shall pay such amount to the indemnified party within ten days following receipt by the indemnifying party of written demand from the indemnified party. Onstream and Merger Sub shall be obligated to satisfy any obligation pursuant to such claims for indemnification against the Members by first asserting the claim against the Members directly from the Merger Shares, other than the Initial Tranche, as defined in the Lockup Agreement, valued at the Issue Price (or, at the sole option of each indemnifying Member, the cash equivalent), then directly against the Members, but in no event in excess of the Cap.

8.8  Exclusive Remedy. The rights and remedies provided for in this Agreement (including the rights to indemnification) shall be exclusive and no other rights and remedies that may exist at law or in equity may be asserted against a party except as provided in Section 8.6(c).

ARTICLE IX.

TERMINATION, AMENDMENT AND WAIVER

9.1  Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a)  by mutual consent of a duly authorized officer of Onstream, the Company and each of the Principal Members;

(b)  by either party if the other party breaches any of its material representations, warranties or covenants contained herein and, if such breach is curable, is not cured within fifteen (15) business days after notice thereof;

(c)  by either party if obligations to close the transactions contemplated by this Agreement shall become incapable of satisfaction; or

(d)  by any of Onstream, the Company or the Principal Members if the Merger shall not have been consummated by May 15, 2007, or such later date as may be agreed upon by the parties;

provided, however, that no party shall have the right to terminate this Agreement unilaterally if the event giving rise to such right shall be primarily attributable to such party or to any affiliated party.

9.2  Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall become void and there shall be no liability or further obligation hereunder on the part of Onstream, the Merger Sub, the Company, the Members or their respective shareholders, officers or directors, except as set forth in Sections 6.8(c), 6.8(d) and 6.9 hereof and except for liability arising from a willful breach of this Agreement.

9.3  Amendment. This Agreement may not be amended except by an instrument in writing approved by the parties to this Agreement and signed on behalf of each of the parties hereto.

9.4  Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto or (b) waive compliance with any of the agreements of any other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit.

ARTICLE X.

GENERAL PROVISIONS

10.1  Notices. All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by telecopier, by recognized overnight courier service, or by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

If to Onstream or the Merger Sub:

Onstream Media Corporation
1291 S.W. 29th Avenue
Pompano Beach, FL 33069
Attention: Randy S. Selman

With a copy to:

Arnstein & Lehr LLP
200 East Las Olas Boulevard, Suite 1700
Fort Lauderdale, FL 33301
Attention: Joel D. Mayersohn, Esq.

If to the Company or the Members:

Infinite Conferencing, LLC
56 Main Street, Suite 300
Milburn, NJ 07041

With a copy to:

OlenderFeldman LLP
2840 Morris Avenue
Union, NJ 07083
Attention: Kurt D. Olender, Esq.
Steven H. Reing, Esq.

All such notices and other communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; three business days after being deposited in the mail, postage prepaid, if delivered by mail; the next business day, if by recognized overnight courier service; and when receipt acknowledged, if telecopied; provided, however, notice to a party’s attorney shall not constitute notice to such party.

10.2  Interpretation and Construction. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated. Words such as “herein,” “hereinafter,” “hereof,” “hereto,” “hereby” and “hereunder,” and words of like import, unless the context requires otherwise, refer to this Agreement (including the exhibits and attachments hereto). As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

10.3  Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify this Agreement to preserve each party’s anticipated benefits under this Agreement.

10.4  Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement, and supersedes all other prior agreements, representations, warranties and undertakings, both written and oral, among the parties, with respect to the subject matter hereof; (b) is not intended to confer upon any other person any rights or remedies hereunder; (c) shall not be assigned or transferred by operation of law or otherwise, except that this Agreement may be assigned by operation of law to any corporation with or into which Onstream may be merged; and (d) shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Florida, without giving effect to the principles of conflict of laws thereof. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement.

IN WITNESS WHEREOF, Onstream, the Merger Sub, the Company and the Members have caused this Agreement to be executed on the date first written above by their respective officers thereunder duly authorized.

ONSTREAM MEDIA CORPORATION

By: /s/ Randy S. Selman
Name: Randy S. Selman
Title:   CEO

ONSTREAM INFINITE

By: /s/ Randy S. Selman
Name: Randy S. Selman
Title: President

INFINITE CONFERENCING, LLC

By: /s/ W. Keith Maddox
Name:  W. Keith Maddox
Title:    CEO

/s/ W. Keith Maddox
KEITH MADDOX

/s/ Deborah Jackson
DEBORAH JACKSON

/s/ David Kott
DAVID KOTT

/s/ Omar Maratouk
OMAR MARATOUK

/s/ Joe Buz
JOE BUZ

/s/ Richard Carlston
RICHARD CARLSTON

/s/ Michelle Barnes
MICHELLE BARNES